EXHIBIT 99.1

NEWS RELEASE
For Immediate Release
Contact: Alison Ziegler, Cameron Associates (212) 554-5469
alison@cameronassoc.com     www.usecology.com

US ECOLOGY TO ACQUIRE STABLEX HAZARDOUS WASTE
FACILITY FOR $80 MILLION CANADIAN DOLLARS

Purchase Expands Service Offering and Geographic Reach in Canada and Northeast U.S.

Boise, Idaho – September 13, 2010 – US Ecology, Inc. [NASDAQ- GS:ECOL] (“the Company”) today announced that it has entered into a definitive share purchase agreement to acquire Stablex Canada, Inc. (“Stablex”), a leading North American provider of hazardous waste services, for $80 million Canadian dollars (“CAD”) cash.  The transaction is expected to close on October 31, 2010 and is subject to normal and customary closing conditions, including a purchase price adjustment based on working capital.

Stablex operates a permitted hazardous waste processing and disposal facility in Blainville, Québec, about 30 miles northwest of Montreal, Canada.  The rail served facility has been in continuous operation since 1983 and utilizes proprietary technology to treat a wide range of hazardous waste.  The Stablex facility principally serves the eastern Canadian and northeastern U.S. industrial markets and employs approximately 150 people.  In 2009, Stablex had revenue of $38.5 million CAD.

“The addition of this superior facility to US Ecology’s family of permitted facilities provides us with a northeastern presence and an exceptional service platform to better serve key North American hazardous waste markets,” stated US Ecology’s Chief Executive Officer and President, Jim Baumgardner.  “The Stablex facility will allow us to enhance our service offering, bid and win more event work, and increase penetration of key National Accounts” added Baumgardner.

The definitive share purchase agreement (“Agreement”) provides for the purchase of all of the outstanding shares of Stablex from Marsulex, Inc. [TSX:MLX], a Toronto, Ontario based provider of industrial services.  The purchase is being funded through a combination of cash on hand and borrowings under a $75 million revolving acquisition credit facility. Houlihan Lokey acted as exclusive financial advisor to US Ecology on this transaction.

“This acquisition of Stablex, along with our pending acquisition of the Siemens facility in Vernon, California, is consistent with our business strategy to acquire facilities that increase our geographic footprint, augment services to existing customers, and attract new customers” Baumgardner concluded.

While the acquisition is expected to contribute solidly to earnings in 2011 and beyond, the Company expects to recognize non-recurring transaction and transition costs associated with the acquisition of approximately $0.07 per fully diluted share in 2010.  Excluding these non-recurring transaction costs, the Company remains on track to report full year earnings of between $0.57 and $0.67 per diluted share, unchanged from previous 2010 guidance.

Conference Call
US Ecology Chief Executive Officer, Jim Baumgardner and Chief Financial Officer, Jeff Feeler will host a conference call on Monday, September 13, 2010 at 4:30 p.m. Eastern Time (2:30 p.m. Mountain Time) to discuss this acquisition.  Questions will be invited after management’s presentation. Interested parties can join the conference call by dialing (866) 831-6234 or (617) 213-8854 and using the passcode 95717161.  The conference call will also be broadcast live on our website at www.usecology.com.  An audio replay will be available through September 20, 2010 by calling (888) 286-8010 or (617) 801-6888 and using the passcode 88918945. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.
US Ecology, Inc., through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste brokers. Headquartered in Boise, Idaho, the Company is one of the nation’s oldest radioactive and hazardous waste services companies in the United States.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2010 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.’s December 31, 2009 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer, compliance with and changes to applicable laws and regulations, North American hazardous waste market conditions, access to insurance and other financial assurances, loss of key personnel, lawsuits, cost effective access to credit markets, the timing or level of government funding or competitive conditions, incidents that could limit or suspend specific operations, our ability to perform under required contracts, our willingness or ability to pay dividends and our ability to integrate the above noted or any other business acquisition.  No assurance can be given that the above described acquisition will close or be completed as contemplated by this press release, nor can any assurance of expected benefits of the aforementioned acquisition be made.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

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